FOR IMMEDIATE RELEASE

Core Molding Technologies Reports
Full Year and Fourth Quarter 2022 Results
Record Full Year Sales, Net Income and Adjusted EBITDA

COLUMBUS, OH, March 14, 2023 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended December 31, 2022.

Fourth Quarter 2022 Highlights

•Net sales of $86.4 million, up 18.1% from $73.2 million in the prior year; and product sales of $83.1 million, up 22.0% from the prior year.
•Gross margin of $11.5 million, or 13.4% of net sales, compared to $8.5 million or 11.6% of net sales in the prior year.
•Selling, general and administrative expenses of $8.6 million, or 9.9% of net sales compared to $6.5 million or 8.9% in the prior year same period.
•Operating income of $3.0 million, or 3.4% of net sales, versus $1.9 million, or 2.7% of net sales in the prior year.
•An income tax benefit of $2.4 million was recorded in the fourth quarter of 2022 as the result of the full year 2022 benefit of reversing valuation allowance reserves related to prior years' net operating losses.
•Net income of $4.8 million, or $0.57 per diluted share, compared to net income of $0.4 million, or $0.05 a year ago.
•Adjusted EBITDA1 of $6.1 million, or 7.0% of net sales, compared to $4.9 million, or 6.8% of net sales in the prior year.

Fiscal Year 2022 Highlights

•Net sales of $377.4 million, up 22.7% from $307.5 million in the prior year; and product sales of $358.7 million, up 26.3% from the prior year.
•Gross margin of $52.4 million, or 13.9% of net sales, compared to $41.3 million or 13.4% of net sales in the prior year.
•Selling, general and administrative expenses of $34.4 million, or 9.1% of net sales compared to $30.3 million or 9.8% in the prior year same period. Fiscal 2021 results included $2.0 million of costs from a plant closure.
•Operating income of $18.0 million, or 4.8% of net sales, versus operating income of $11.1 million, or 3.6% of net sales in the prior year.
•An income tax benefit of $2.4 million was recorded in the fourth quarter of 2022 as the result of the full year 2022 benefit of reversing valuation allowance reserves related to prior years' net operating losses.
•Net income of $12.2 million, or $1.44 per diluted share, compared to net income of $4.7 million, or $0.55 a year ago.
•Adjusted EBITDA1 of $31.9 million, or 8.5% of net sales, compared to $26.7 million, or 8.7% of net sales in the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “2022 was a record sales, net income and adjusted EBITDA year for the Company, as we achieved total sales of $377 million, net income of $12.2 million and Adjusted EBITDA of $31.9 million. Higher 2022 sales were driven by new business launches from our program wins over the past two years, strong demand from customers and price increases to recoup inflationary raw material costs. Major programs launches in 2022 are expected to result in a continuation of sales momentum in 2023 and offset negative impacts of macroeconomic events. We continue to execute on our strategy to utilize our large portfolio of processes and materials, utilizing our 80 presses, to provide customers with durable, lightweight, and low-cost solutions for part consolidations and material substitutions. Our outstanding team delivered a strong year in 2022 and I look forward to their execution of our 2023 goals including a focus on operational improvements to drive profitability, asset utilization and increased shareholder value.

“We are excited to publish Core Molding’s first Sustainability Report for 2022 later this month. The report exemplifies our vision of being the most reliable, innovative, and responsive partner in engineered materials and manufacturing solutions. We are committed to building an organization with sustainable operational excellence and transparency, and we are proud that more than half of our annual sales are from products that use recyclable materials,” Duvall concluded.

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “We are pleased with our fourth quarter and full year results. We were able to grow revenues while improving our operating margins in a challenging inflationary period. We are strategically focused on improving operational performance to increase capacity and enhance margins further in 2023. Operational efficiencies and maximizing plant capacity utilization are imperatives for our Company, especially as we set longer term goals of total sales of $500 million and returns on capital employed of 14 to16%.

"In addition, we completed an analysis of the value provided to each plant from the recent completion of our integration of operations, sales and engineering and as a result are projecting a change in our long-term tax structure which will result in the Company utilizing net operating losses in the future. This resulted in the Company recording a reversal of income tax valuation reserves of $2.4 million for the full year in 2022.

“Although we had to invest in working capital as we grew sales in 2022, we were able to improve our return on capital employed1 to 12.7% from 10.3% in 2021. We generated $19.0 million of operating cash flows of which we reinvested $16.6 million back into the business in the form of new capital assets. We also completed an important debt refinancing and an interest rate swap during 2022, which provides financial flexibility and liquidity to grow and deliver on commitments of long-term value creation,” concluded Zimmer.

2022 Capital Expenditures

The Company’s capital expenditures for 2022 were $16.6 million, including $8.8 million of capacity expansion and automation investments. The Company plans for 2023 capital expenditures of approximately $13 million to meet current demand and allow us to add new business.

Financial Position at December 31, 2022

The Company’s total liquidity at the end of 2022 was $52.3 million, with $4.2 million in cash, $23.1 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $24.2 million at December 31, 2022. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal year.

During 2022, the Company refinanced its existing debt facility with a new credit facility in an aggregate principal amount of $75 million, evenly divided between a revolving loan, term loan and capex loan commitment. Concurrent with the closing of this new credit facility, the Company entered into an interest rate swap agreement on its $25 million term loan at a fixed rate of 2.95% plus 180 to 230 basis points.

1 Adjusted EBITDA and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the fiscal year ended December 31, 2022. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through March 21, 2023, by calling (877) 344-7529 and using passcode ID: 7177517#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“D-LFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the coronavirus (COVID-19) global pandemic on our business, changes in the plastics, transportation, marine and commercial product industries, efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements, the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
614-870-5604

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net sales:
Products	$83,143	$68,132	$358,701	$284,025
Tooling	3,300	5,036	18,675	23,458
Total net sales	86,443	73,168	377,376	307,483

Total cost of sales	74,896	64,693	324,974	266,139

Gross margin	11,547	8,475	52,402	41,344

Selling, general and administrative expense	8,573	6,533	34,399	30,276

Operating income	2,974	1,942	18,003	11,068

Other income and expense
Loss due to the extinguishment of debt	—	—	1,582	—
Interest expense	449	586	1,960	2,311
Net periodic post-retirement benefit	(31)	(42)	(124)	(162)
Total other income and expense	418	544	3,418	2,149

Income before income taxes	2,556	1,398	14,585	8,919

Income tax (benefit) expense	(2,276)	957	2,382	4,248

Net income	$4,832	$441	$12,203	$4,671

Net income per common share:
Basic	$0.57	$0.05	$1.44	$0.55
Diluted	$0.57	$0.05	$1.44	$0.55

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	Year Ended December 31,
	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$4,183	$6,146
Accounts receivable, net	44,261	35,261
Inventories, net	23,871	25,129
Prepaid expenses and other current assets	8,350	8,606
Total current assets	80,665	75,142

Right of use asset	5,114	5,577
Property, plant and equipment, net	83,267	75,897
Goodwill	17,376	17,376
Intangibles, net	7,619	9,567
Other non-current assets	4,574	3,133
Total Assets	$198,615	$186,692

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,208	$3,943
Revolving debt	1,864	4,424
Accounts payable	29,586	22,695
Contract liabilities	1,395	6,256
Compensation and related benefits	9,101	7,532
Accrued other liabilities	7,643	8,202
Total current liabilities	50,797	53,052

Other non-current liabilities	3,516	4,605
Long-term debt	22,986	21,251
Post retirement benefits liability	5,191	7,689
Total Liabilities	82,490	86,597

Stockholders' Equity:
Common stock	84	82
Paid in capital	40,342	38,013
Accumulated other comprehensive income, net of income taxes	3,053	1,075
Treasury stock	(29,099)	(28,617)
Retained earnings	101,745	89,542
Total Stockholders' Equity	116,125	100,095
Total Liabilities and Stockholders' Equity	$198,615	$186,692

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$12,203	$4,671
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,884	11,616
Deferred income tax	(3,469)	(475)
Share-based compensation	2,329	1,886
Loss on the disposal of assets	—	571
Loss on extinguishment of debt	1,234	—
Losses on foreign currency	396	172
Change in operating assets and liabilities:
Accounts receivable	(9,000)	(8,952)
Inventories	1,258	(6,769)
Prepaid and other assets	928	(565)
Accounts payable	5,999	5,346
Accrued and other liabilities	(4,067)	5,481
Post retirement benefits liability	(713)	(436)
Net cash provided by operating activities	18,982	12,546
Cash flows from investing activities:
Purchase of property, plant and equipment	(16,588)	(11,569)
Proceeds from sale of property, plant and equipment	—	154
Net cash used in investing activities	(16,588)	(11,415)
Cash flows from financing activities:
Gross borrowings on revolving loans	165,172	49,610
Gross repayment on revolving loans	(167,732)	(45,606)
Proceeds from term loan	25,000	—
Payment on principal of term loans	(25,913)	(3,022)
Payment of deferred loan costs	(402)	(2)
Payments related to the purchase of treasury stock	(482)	(96)
Net cash used in financing activities	(4,357)	884
Net change in cash and cash equivalents	(1,963)	2,015
Cash and cash equivalents at beginning of year	6,146	4,131
Cash and cash equivalents at end of year	$4,183	$6,146
Cash paid for:
Interest	$1,677	$1,840
Income taxes	$6,649	$5,067
Non cash investing activities:
Fixed asset purchases in accounts payable	$868	$329
Non cash financing activities:
Deposit used in payment of principal on term loans	$1,200	$—

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. Return on capital employed represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$4,832	$441	$12,203	$4,671
Provision for income taxes	(2,276)	957	2,382	4,248
Total other expenses(1)	418	544	3,418	2,149
Depreciation and amortization	2,457	2,222	11,603	11,130
Share-based compensation	624	470	2,329	1,886
Plant closure costs(2)	—	305	—	2,581
Adjusted EBITDA	$6,055	$4,939	$31,935	$26,665

Adjusted EBITDA as a percent of net sales	7.0%	6.8%	8.5%	8.7%

(1)Includes interest expense and non-cash periodic post-retirement benefit cost and loss due to the extinguishment of debt

(2)Reflects Cincinnati facility closing

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

Trailing Twelve Month Adjusted EBITDA
Net income	$12,203
Provision for income taxes	2,382
Total other expenses(1)	3,418
Depreciation and amortization	11,603
Share-based compensation	2,329
Adjusted EBITDA	$31,935

Total Outstanding Term Debt as of December 31, 2022	24,194

Term debt to Trailing Twelve Months Adjusted EBITDA	0.76

(1)Includes interest expense and non-cash periodic post-retirement benefit cost and loss due to the extinguishment of debt

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Fiscal Year Ended December 31, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Equity	$116,125	$100,095
Structure debt	26,058	29,618
Total structured investment	$142,183	$129,713

Operating income	$18,003	$11,068
Plant closure costs	—	2,581
Adjusted operating income	$18,003	$13,649
Return on capital employed	12.7%	10.5%

Core Molding Technologies, Inc.
Free Cash Flow
Fiscal Year Ended December 31, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Cash flow provided by operations	$18,982	$12,546
Purchase of property, plant and equipment	(16,588)	(11,569)
Free cash flow surplus	$2,394	$977